Exhibit 99.1

AerSale Reports Third Quarter 2025 Results

Third Quarter 2025 Highlights

●	Revenue of $71.2 million versus $82.7 million in the prior year period.
●	GAAP net loss of $0.1 million versus GAAP net income of $0.5 million in the prior year period.
●	Adjusted net income[1] of $1.5 million versus adjusted net income of $1.8 million in the prior year period.
●	Adjusted EBITDA[1] of $9.5 million versus $8.2 million in the prior year period.
●	Placed on lease second 757 freighter at the end of the third quarter of 2025.
●	No aircraft or engines sold in the third quarter of 2025, compared to five engines in the prior year period, as we focus on increasing assets on lease to provide more stable quarter over quarter performance.
●	Feedstock acquisitions of $13.8 million and an additional $18.6 million under contract.
●	Available total inventory of $371.1 million as of September 30, 2025.

MIAMI, Florida – AerSale Corporation (Nasdaq: ASLE) (“AerSale” or the “Company”) today reported results for the third quarter ended September 30, 2025. The Company’s revenue was $71.2 million, compared to $82.7 million in the prior year period. The decrease in year-over-year revenue was primarily the result of no sales of aircraft or engines during the current period compared to five engines sold for $22.6 million in the prior year period. Excluding1 the engines sold in the prior year period, revenue increased 18.5% to $71.2 million in the third quarter of 2025, compared to $60.1 million in the third quarter of 2024. This increase was driven by strong commercial demand for Used Serviceable Material (“USM”) and AerSafe™ products, along with additional contributions from engine leasing, landing gear, aerostructures, accessories and on-airport maintenance, repair and overhaul (“MRO”), including related parts and component sales, partially offset by lower revenue at the Company’s Roswell, New Mexico and Goodyear, Arizona MRO facilities as we transition to higher margin opportunities. As a reminder to investors, the Company’s revenue is likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales of aircraft and engines; therefore, trends relating to USM sales, MRO activity, and our ability to acquire feedstock should also be monitored.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “While the quarter did not include any sales of aircraft or engines, our EBITDA margins1 expanded as we continued to strategically increase our lease pool over the past 18 months. This underscores our balanced strategy to deploy assets through both sales and leases, that will allow us to provide more operational stability quarter-to-quarter. To that end, we were pleased to place an additional 757 freighter aircraft on lease during the third quarter of 2025, and we continue to see strong customer interest in the remaining 757 aircraft we have converted, which we believe positions us well for higher lease revenue going forward.”

Finazzo added, “At the same time, we are seeing demand momentum at our Goodyear MRO facility, where a growing pipeline of recommissioning and service work should extend through 2026 as we seek to place longer-term contracts in the facility. Our AerSafe™ product line, which provides fuel tank flammability protection, also continues to contribute meaningfully to our results, and we expect that trend to carry through the third quarter of 2026 as operators move toward a regulatory compliance deadline which can be satisfied by the installation of AerSafe™.”

Asset Management Solutions revenue in the third quarter of 2025 decreased to $39.2 million compared to $50.4 million in the third quarter of 2024, primarily due to no flight equipment sales of aircraft or engines during the current year quarter. Excluding flight equipment sales, Asset Management Solutions sales were up 40.9% year-over-year to $39.2 million versus $27.8 million in the prior year period, driven by higher USM volume and leasing.

1 Adjusted net income, adjusted EBITDA and adjusted diluted earnings per share and revenue excluding flight equipment sales are non-GAAP measures. See “Non-GAAP Financial Measures” and “Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful and a detailed reconciliation of these measures to the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, respectively.

TechOps revenue in the third quarter of 2025 decreased 0.9% to $32.0 million from $32.3 million in the third quarter of 2024. Slightly lower revenue was attributable to decreased sales at the Goodyear and Roswell MRO facilities. Decreased sales at the Roswell MRO facility were due to strategically repurposing the facility to focus on higher margin teardown and decommissioning work. This was offset by higher service and component sales revenue from the Company’s aerostructures and landing gear shops, as well as its engineered solutions product, AerSafe™.

Gross margin was 30.2% in the third quarter of 2025 versus 28.6% in the same period last year due to higher leasing revenue, mix and cost control measures implemented. Refocusing on higher margin opportunities at our MRO facilities also allowed us to increase TechOps margins from 13.6% to 25.3% in the current quarter.

Selling, general, and administrative (“SG&A”) expenses were $18.6 million in the third quarter of 2025 versus $21.7 million in the third quarter of 2024. AerSale incurred $1.3 million of share-based compensation expense in the third quarter of 2025, versus $1.2 million in the third quarter of 2024. Lower SG&A expense compared to the prior-year period reflects cost reduction efforts taken over the past 12 months, predominantly related to variable payroll expense.

Income from operations was $2.9 million in the third quarter of 2025 compared to $2.0 million in the third quarter of 2024.

Income tax expense was $0.7 million in the third quarter of 2025, compared to $0.1 million in the third quarter of 2024.

GAAP net loss for the third quarter of 2025 was $0.1 million, compared to GAAP net income of $0.5 million in the prior year period. AerSale recognized a mark-to-market adjustment loss of $21 thousand related to the private warrant liability, $1.3 million of share-based compensation expenses within payroll expenses, and $0.4 million in facility relocation costs during the third quarter of 2025. Excluding these non-cash and unusual items adjusted for tax, adjusted net income1 was $1.5 million in the third quarter of 2025, compared to adjusted net income of $1.8 million in the third quarter of 2024.

Diluted loss per share was $0.00 for the third quarter of 2025, compared to diluted earnings per share of $0.01 in the third quarter of 2024. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.04 for both the third quarter of 2025 and the third quarter of 2024.

Adjusted EBITDA1 in the third quarter of 2025 was $9.5 million versus $8.2 million in the third quarter of 2024. The increase in EBITDA year-over-year primarily stemmed from higher leasing revenue during the period and lower operating expenses and fully offset the contributions in flight equipment sales from the prior year.

AerSale ended the quarter with liquidity of $58.9 million consisting of $5.3 million of cash and cash equivalents and available capacity of $53.6 million on its $180 million revolving credit facility, expandable to $200 million, subject to conditions and the availability of lender commitments and borrowing base liabilities. Cash used in operating activities year to date was $34.3 million, primarily due to new investments in inventory as the Company closed on acquisitions contracted during the prior year.

Conference Call Information

The Company will host a conference call today, November 6, 2025, at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-844-676-3010, international callers may use 1-412-634-6873, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until November 20, 2025.

Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671 and enter access code 10203306. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, net, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted net income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our private warrants, share-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non-GAAP measures should not be construed as an alternative to net income (loss) or net income (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity (each as determined in accordance with GAAP).

This press release also includes revenue excluding flight equipment sales, which is a non-GAAP measure, to remove the impact of volatility on AerSale’s total revenue and Asset Management Solutions segment revenue. AerSale believes presenting revenue without flight equipment sales is useful because it allows a meaningful comparison of revenue from period to period by eliminating the volatile nature of whole asset sales. However, revenue excluding flight equipment sales should not be considered in isolation or as an alternative to revenue calculated and presented in accordance with GAAP.

You should review AerSale’s financial statements and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted net income, or adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted net income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of net income (loss), the Company’s closest GAAP measure, to adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Third Quarter 2025 Financial Results

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Products	$36,968	$47,719	$148,679	$152,627
Leasing	9,403	6,900	25,135	14,268
Services	24,820	28,065	70,535	83,430
Total revenue	71,191	82,684	244,349	250,325
Cost of sales and operating expenses:
Cost of products	27,295	31,680	105,564	99,830
Cost of leasing	2,849	2,424	8,508	5,511
Cost of services	19,561	24,905	55,489	70,793
Total cost of sales	49,705	59,009	169,561	176,134
Gross profit	21,486	23,675	74,788	74,191
Selling, general and administrative expenses	18,613	21,679	66,048	69,384
Income from operations	2,873	1,996	8,740	4,807
Other (expense) income:
Interest expense, net	(2,367)	(1,768)	(6,000)	(4,231)
Other income, net	128	128	2,150	399
Change in fair value of warrant liability	(21)	231	53	2,348
Total other expense, net	(2,260)	(1,409)	(3,797)	(1,484)
Income before income tax provision	613	587	4,943	3,323
Income tax expense	(733)	(78)	(1,765)	(174)
Net (loss) income	$(120)	$509	$3,178	$3,149

(Loss) earnings per share:
Basic	$(0.00)	$0.01	$0.07	$0.06
Diluted	$(0.00)	$0.01	$0.06	$0.06
Weighted average shares outstanding:
Basic	47,180,634	53,208,538	48,779,067	53,076,733
Diluted	47,180,634	53,385,111	49,056,561	53,272,973

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

(in thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$5,267	$4,698
Accounts receivable, net of allowance for credit losses of $1,173 as of September 30, 2025 and December 31, 2024	43,614	34,646
Income tax receivable	1,043	1,994
Inventory:
Aircraft, airframes, engines, and parts, net	255,501	224,832
Advance vendor payments	6,188	6,803
Deposits, prepaid expenses, and other current assets	11,362	11,057
Total current assets	322,975	284,030
Fixed assets:
Aircraft and engines held for lease, net	98,007	67,847
Property and equipment, net	31,493	36,331
Inventory:
Aircraft, airframes, engines, and parts, net	115,645	130,958
Operating lease right-of-use assets	29,263	33,105
Deferred income taxes	8,433	10,171
Deferred financing costs, net	1,119	1,296
Other assets	587	595
Goodwill	19,860	19,860
Other intangible assets, net	18,894	20,530
Total assets	$646,276	$604,723

Current liabilities:
Accounts payable	$31,134	$34,184
Accrued expenses	6,771	7,400
Lessee and customer purchase deposits	490	1,734
Current operating lease liabilities	4,323	4,356
Current portion of long-term debt	993	605
Deferred revenue	907	1,781
Deferred insurance proceeds	28,610	24,910
Total current liabilities	73,228	74,970
Revolving credit facility	123,804	39,235
Long-term debt	1,533	1,209
Long-term lease deposits	3,202	2,987
Long-term operating lease liabilities	26,971	30,565
Maintenance deposit payments and other liabilities	425	52
Warrant liability	32	85
Total liabilities	229,195	149,103
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 47,185,011 and 53,252,563 shares as of September 30, 2025 and December 31, 2024, respectively	5	5
Additional paid-in capital	274,776	316,493
Retained earnings	142,300	139,122
Total stockholders' equity	417,081	455,620
Total liabilities and stockholders’ equity	$646,276	$604,723

AERSALE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$3,178	$3,149
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	14,237	10,945
Amortization of debt issuance costs	292	248
Amortization of operating lease assets	215	111
Inventory reserve	2,580	1,809
Provision for doubtful accounts	-	195
Deferred income taxes	1,738	467
Change in fair value of warrant liability	(53)	(2,348)
Share-based compensation	3,125	3,159
Changes in operating assets and liabilities:
Accounts receivable	(8,968)	(2,700)
Income tax receivable	951	(411)
Inventory	(50,291)	(62,587)
Deposits, prepaid expenses, and other current assets	(305)	(5,673)
Other assets	8	(575)
Advance vendor payments	615	23,500
Accounts payable	(3,050)	4,973
Accrued expenses	(694)	657
Deferred revenue	(874)	(2,144)
Lessee and customer purchase deposits	(1,029)	882
Deferred insurance proceeds	3,700	-
Other liabilities	292	(11)
Net cash used in operating activities	(34,333)	(26,354)
Cash flows from investing activities:
Proceeds from sale of assets	1,750	3,800
Acquisition of aircraft and engines held for lease, including capitalized cost	(2,678)	(6,488)
Purchase of property and equipment	(4,494)	(8,768)
Net cash used in investing activities	(5,422)	(11,456)
Cash flows from financing activities:
Proceeds from long-term debt	1,174	615
Repayments of long-term debt	(462)	(8,605)
Proceeds from revolving credit facility	256,469	132,294
Repayments of revolving credit facility	(171,900)	(82,781)
Payments of debt issuance costs	(115)	-
Purchase of treasury stock	(45,000)	-
Proceeds from the issuance of Employee Stock Purchase Plan shares	195	325
Taxes paid related to net share settlement of equity awards	(37)	(124)
Net cash provided by financing activities	40,324	41,724

Increase in cash and cash equivalents	569	3,914
Cash and cash equivalents, beginning of period	4,698	5,873
Cash and cash equivalents, end of period	$5,267	$9,787

Supplemental disclosure of cash activities
Income tax refunds, net	$(725)	$(20)
Interest paid	$5,762	$4,173
Supplemental disclosure of noncash investing activities
Reclassification of inventory to equipment held for lease, net	$27,189	$12,711
Reclassification of inventory to property and equipment, net	$3,417	$-
Reclassification of equipment held for lease, net from property and equipment, net	$(8,773)	$-

AERSALE CORPORATION AND SUBSIDIARIES

Adjusted EBITDA, Adjusted Net Income and Adjusted Basic/Diluted EPS Reconciliation Table

(in thousands, except per and percentage share data)

(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
		% of Total		% of Total		% of Total		% of Total
	2025	Revenue	2024	Revenue	2025	Revenue	2024	Revenue
Reported net (loss) income	$ (120)	(0.2%)	$ 509	0.6%	$ 3,178	1.3%	$ 3,149	1.3%
Addbacks:
Change in fair value of warrant liability	$ 21	0.0%	(231)	(0.3%)	(53)	(0.0%)	(2,348)	(0.9%)
Share-based compensation	$ 1,297	1.8%	1,216	1.5%	3,125	1.3%	3,159	1.3%
Payroll taxes related to share-based compensation	$ 48	0.1%	66	0.1%	66	0.0%	102	0.0%
Inventory write-off	-	0.0%	-	0.0%	-	0.0%	(237)	(0.1%)
Secondary offering costs	-	0.0%	-	0.0%	-	0.0%	55	0.0%
Facility relocation costs	$ 367	0.5%	332	0.4%	1,134	0.5%	1,156	0.5%
Restructuring costs	-	0.0%	-	0.0%	1,072	0.4%	-	0.0%
Legal settlement	-	0.0%	-	0.0%	400	0.2%	-	0.0%
Income tax effect of adjusting items (1)	$ (88)	(0.1%)	(80)	(0.1%)	(625)	(0.3%)	(291)	(0.1%)
Adjusted net income	$ 1,525	2.1%	1,812	2.2%	8,297	3.4%	4,745	2.0%
Interest expense, net	2,367	3.3%	1,768	2.1%	6,000	2.5%	4,231	1.7%
Income tax expense	733	1.0%	78	0.1%	1,765	0.7%	174	0.1%
Depreciation and amortization	4,766	6.7%	4,511	5.5%	14,237	5.8%	10,945	4.4%
Reversal of income tax effect of adjusting items (1)	88	0.1%	80	0.1%	625	0.3%	291	0.1%
Adjusted EBITDA	$ 9,479	13.3%	$ 8,249	10.0%	$ 30,924	12.7%	$ 20,386	8.3%

Reported basic (loss) earnings per share	($ 0.00)		$ 0.01		$ 0.07		$ 0.06
Addbacks:
Change in fair value of warrant liability	0.00		(0.00)		(0.00)		(0.04)
Share-based compensation	0.03		0.02		0.06		0.06
Payroll taxes related to share-based compensation	0.00		0.00		0.00		0.00
Inventory write-off	-		-		-		(0.00)
Secondary offering costs	-		-		-		0.00
Facility relocation costs	0.01		0.01		0.02		0.02
Restructuring costs	-		-		0.02		-
Legal settlement	-		-		0.01		-
Income tax effect of adjusting items	(0.00)		-		(0.01)		(0.01)
Adjusted basic earnings per share	$ 0.04		$ 0.04		$ 0.17		$ 0.09

Reported diluted (loss) earnings per share	($ 0.00)		$ 0.01		$ 0.06		$ 0.06
Addbacks:
Change in fair value of warrant liability	0.00		(0.00)		(0.00)		(0.04)
Share-based compensation	0.03		0.02		0.06		0.06
Payroll taxes related to share-based compensation	0.00		0.00		0.00		0.00
Inventory write-off	-		-		-		(0.00)
Secondary offering costs	-		-		-		0.00
Facility relocation costs	0.01		0.01		0.02		0.02
Restructuring costs	-		-		0.02		-
Legal settlement	-		-		0.01		-
Income tax effect of adjusting items	(0.00)		(0.00)		(0.01)		(0.01)
Adjusted diluted earnings per share	$ 0.04		$ 0.04		$ 0.16		$ 0.09

(1) The income tax effect of current period adjusting items is calculated at the Company's applicable statutory rate of 24% after considering federal and state tax rates.

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including anticipations regarding greater demand for AerSale’s USM business and MRO services; expectations regarding expansion projects; expectations regarding improving lease pool, feedstock and commercial demand; anticipated demand for AerSafe™ products; our belief that we are well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; the sufficiency of our liquidity; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from our expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and AerAware™).

Media Contacts:

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AerSale: Jackie Carlon

Telephone: (305) 764- 2000

Email: media.relations@aersale.com

Investor Contact:

AerSale: investorrelations@aersale.com